Exhibit 3.1
                                 SECOND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         JANUS HOTELS AND RESORTS, INC.

         The undersigned, a corporation organized and existing under and by virtue of the General Corporate Law of the State of Delaware (the
"Corporation"),

DOES HERBY CERTIFY AS FOLLOWS:

         1. (a) The present name of the Corporation is Janus Hotels and Resorts, Inc.

                  (b) The name under which the Corporation was originally incorporated is United States Lines, Inc. and, the date of filing the original certificate of incorporation with the Secretary of State of the State of Delaware is June 10, 1966. A Restated Certificate of Incorporation of the Corporation was filed on February 23, 1990 with the Secretary of State of Delaware.

         2. On March 15, 2001, a resolution was duly adopted by the Board of Directors of the Corporation setting forth a proposed a amendment and restatement of the certificate of incorporation of the Corporation, declaring said amendment and restatement to be advisable and providing that the proposed amendment and restatement to the certificate of incorporation be presented to the stockholders of the Corporation for consideration at the next annual meeting of stockholders.

         3. Pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment and restatement of the certificate of incorporation herein certified.

         4. The amendment and the restatement of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of Sections 222, 242 and 245 of the General Corporation Law of the State of Delaware.

         5. The text of the certificate of incorporation of the Corporation, as heretofore amended, supplemented and restated and as amended and restated hereby, is amended and restated in its entirety to read as hereinafter set forth in full:

                  "SECOND RESTATED CERTIFICATE OF INCORPORATION
                        OF JANUS HOTELS AND RESORTS, INC.

         FIRST: The name of the Corporation (which is hereinafter referred to as the "Corporation") is Janus Hotels and Resorts, Inc.

         SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH:  (1)      The total number of shares of all classes of stock
which the Corporation is authorized to issue is 20 Million (20,000,000) shares, consisting of

          (i) 15 Million (15,000,000) shares of Common Stock, par value one cent ($0.0l) per share, and

          (ii) 5 Million (5,000,000) shares of Preferred Stock, par value one cent ($0.01) per share.

The amount of the authorized capital stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote.

                  (2) The holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors of the Corporation and shall participate in any and all dividend distributions on an equal per share basis. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any reduction of the capital stock of the Corporation resulting in the distribution of any of its assets to its stockholders, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for its debts and obligations and for the payment to the holders of shares of the Preferred Stock any preferential rights to receive distributions of the net assets of the Corporation, and shall participate in any and all the distributions on an equal per share basis.

                   (3) Except as may be expressly provided in resolutions adopted by the Board of Directors of the Corporation pursuant to paragraph (4) of this Article FOURTH with respect to the Preferred Stock, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and, except as otherwise may be required by law, on all other matters requiring action by the stockholders or submitted to the stockholders for action. Each holder of a share of the Common Stock shall be entitled to one vote for each share of the Common Stock standing in his name on the books of the Corporation.

                   (4) The Preferred Stock may be issued from time to time in classes or series and shall have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions of the Board or Directors providing for the issuance of such stock. The holders of the Preferred Stock shall have no voting rights except as required by law or as expressed in the resolutions of the Board of Directors providing for the issuance of such shares.

                   (5) The Corporation shall not issue any non-voting equity securities; provided, however, that this provision, included in this Second Restated Certificate of Incorporation in compliance with ss.1123(a)(6) of the United States Bankruptcy Code of 1978, as amended, shall have no force and effect beyond that required by such ss.1123(a)(6) and shall be effective only for so long as such ss.ll23(a)(6) is in effect and applicable to the Corporation.


                      Designations, Preferences and Rights
                          of Preferred Stock, Series B

         (A) Designation of Series. The series of Preferred Stock, par value $0.01 per share, shall be designated and known as the "Preferred Stock, par value $0.01 per share, Series B" (hereinafter referred to as the "Series B"). The Series B is designated pursuant to the provisions of Paragraph (4) of


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

Article FOURTH of the Second Restated Certificate of Incorporation of the Corporation, as amended, and any amendment of the terms of the Series B shall be effective without the necessity of any vote of the stockholders of the Corporation of any class or series other than the Series B.

         (B) Number of Shares. The number of shares in the Series B shall be 20,000 shares. Shares of the Series B redeemed, purchased or otherwise acquired by the Corporation shall be canceled and shall revert to authorized but unissued Preferred Stock, par value $0.01 per share undesignated as to series and subject to reissuance by the Corporation as shares of the Preferred Stock, par value $0.01 per share, of any one or more series. The Corporation shall be authorized to issue certificates for fractional shares.

         (C) Dividends. (i) Each holder of a share of the Series B shall be entitled to receive out of the assets of the Corporation legally available for the payment of dividends, as and when declared by the Board of Directors of the Corporation, cash dividends at an annual rate (the "Dividend Rate") equal to 7.5% of the Redemption Price (as defined in and adjusted pursuant to Paragraph
(E)(iv)) of a Series B share, and no more, during the period from and including the date such share is issued (or is deemed to have been issued) and payable, in arrears (calculated on the basis of a 360 day year), on the last day of each March, June, September and December (or the next following business day if such day is a Saturday, Sunday or legal holiday on which banks are authorized by law to close in the state of the Corporation's executive office) (each such date being herein referred to as a "Dividend Payment Date") in each year to holders of record on the March 15, June 15, September 15 or December 15 immediately preceding the Dividend Payment Date; the first such Dividend Payment Date to be June 30, 1997. Dividends shall cumulate on a daily basis during the periods ending with each Dividend Payment Date and whether or not declared.
                  (ii) If at any time the Corporation shall pay less than the total amount of dividends then payable on the shares of the Series B, the aggregate payment to all holders of shares of the Series B shall be distributed among such holders so that an equal amount shall be paid with respect to each outstanding share of the Series B.

         (D) Voting Rights. The holders of shares of the Series B shall have no voting rights with respect to any matter presented to or voted upon by the stockholders of the Corporation (including without limitation any election or removal of directors of the Corporation), except as otherwise may be required by law. However, if accrued and unpaid dividends on the Series B have accumulated in an amount equal to the sum of four quarterly dividends on the Series B (a "Series B Voting Event"), then the holders of the Series B shall be entitled to
0.01 of a vote for each whole share of the Series B upon all matters presented to the stockholders; and, except as otherwise may be required by law entitling the holders of the Series B to vote as a class, the holders of the Common Stock and the holders of Series B (together with the holders of any other shares of the Preferred Stock of any class designated by the Board of Directors of the Corporation, or designated by the express terms of such Preferred Stock, to vote together as one class with the holders of the Common Stock) shall vote together as one class on all matters. Upon the occurrence of a Series B Voting Event, the special voting rights provided in the preceding sentence shall continue unless and until such accumulated and unpaid dividends on the Series B are paid or declared so that accrued and unpaid dividends in arrears on the Series B are in an amount less than an amount equal to the sum of four quarterly dividends on the Series B, from and after which time (a "Series B Voting Termination Event") the holders of the Series B shall be divested of the special voting rights provided in this Paragraph (D).

         (E) Redemption Payments. (i) The "Redemption Price" per share of the Series B shall be $1000.00 (subject to reduction as hereinafter provided).

                  (ii) After December 31, 1998, the Corporation may, from time to time in whole or in part, redeem shares of the Series B by making payments in respect of the Redemption Price. Redemption payments shall be accompanied by the payment of all accumulated and unpaid dividends on the amount being paid.

                  (iii) Upon payment to any holder of a Series B share of the remaining Redemption Price with respect to any Series B share, such Series B share shall be deemed to have been redeemed and shall automatically be canceled. The Corporation may, at its option, upon notice to the holders of Series B shares, impose as a condition of their entitlement to the final payment of the remaining Redemption Price of their shares the requirement that they surrender their certificates representing their Series B shares to the Corporation; however, the payment to the holder of any Series B share of the full Redemption Price with respect to a Series B share, shall, as provided by the immediately preceding sentence, automatically effect the redemption and cancellation of the share regardless of whether the Corporation shall have required the surrender of the certificate therefor in order for the holder of the share to receive payment of the remaining Redemption Price.


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

                  (iv) In the event that the Corporation shall make a partial redemption of the Series B, the payments shall be distributed pro rata to the holders of the Series B shares based upon the number of shares held by each such holder. Simultaneously with the delivery to a paying agent (if one is designated by the Corporation for the purpose of affecting any payment in respect of the Redemption Price) of the amount to be paid in respect of the Redemption Price of the Series B shares, the Corporation shall deliver to such paying agent a list, as of the close of business on the record date for determining holders of the Series B entitled to receive redemption payments, of the holders of record of the Series B shares for use by such paying agent in making payments on account of the Redemption Price of shares, and the Corporation shall mail notice thereof to the holder of the Series B shares at their last addresses as they appear on the records of the Corporation. Such notice shall specify the amount per whole share to be paid to holders of the Series B shares, and the remaining unpaid Redemption Price of such shares after reflecting such payments. The Corporation shall maintain a record of the redemption made with respect to each Series B share and the remaining unpaid Redemption Price of each Series B share, and each transferee of the Series B share shall be deemed to have notice of, and shall take such share subject to, the payment of such amounts.

         (F) Liquidation, Dissolution and Winding-Up. (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation resulting in the distribution of any of its assets to its stockholders, or of any reduction of its capital stock resulting in the distribution of any of its assets to its stockholders, each holder of a share of the Series B shall be entitled, before any distribution or payment is made upon any Junior Security, to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the remaining Redemption Price with respect to such share of the Series B plus any accumulated and unpaid dividends. After payment to a holder of a Series B share of the amount as aforesaid, such holder of a Series B share as such shall have no right or claim to any of the remaining assets of the Corporation.

                  (ii) The merger or consolidation of the Corporation into or with any other corporation or the merger of any other corporation into the Corporation, or the lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation or a winding-up of the Corporation.

         (G) Restrictions on Dividends, Distributions and Redemptions. So long as any shares of the Series B shall be outstanding, and without the prior written consent or approval of the holders of more than two-thirds (2/3rds) of the then outstanding shares of the Series B, no dividends or other distributions (other than dividends or distributions payable exclusively in shares of the Common Stock or any Junior Security or in rights, options or warrants to acquire shares of the Common Stock or any Junior Security), whether in cash or property, shall be paid or declared on the Common Stock or on any Junior Security, nor shall any shares of the Common Stock or any Junior Security be redeemed, purchased or otherwise acquired for value by the Corporation or any Subsidiary; provided, however, the Corporation may pay cash dividends on the Common Stock or any other Junior Security without the written consent or approval of the holders of the then outstanding shares of the Series B if the dividends thereon provided for under Paragraph (C) are current and not in arrears.

         (H) Additional Preferred Stock. The Corporation may authorize, create or issue from time to time additional shares of the Preferred Stock of any class or series to the full extent permitted by Article FOURTH of the Second Restated Certificate of Incorporation of the Corporation, as amended (as the Second Restated Certificate of Incorporation may be further amended from time to time), provided, however, such shares shall not be deemed to rank senior or pari passu to the Series B shares with respect to any rights, powers or preferences, including without limitation as to dividends, redemption and distributions upon liquidation, dissolution or winding up of the Corporation, without the prior written consent or approval of the holders of more than two-thirds (2/3rds) of the then outstanding shares of the Series B.

         (I) Definitions. For purposes hereof, the following terms shall have the following meanings:

                  (i) "Common Stock" shall mean the authorized Common Stock of the Corporation on the date of issuance of the shares of the Series B.

                  (ii) "Junior Security" shall mean the Common Stock and any other equity security of the Corporation, unless the holders of more than two-thirds (2/3rds) of the then outstanding shares of the Series B have consented in writing to or otherwise approved, the designation of such equity security as senior or pari passu to the Series B.

                  (iii) "Subsidiary" shall mean any corporation of which more than 50% of the outstanding stock have ordinary voting power to elect a majority of the board of directors of such corporation, irrespective of whether at the time stock of any other class or classes of stock of such corporation shall have or might have voting power by reason of the happening of any contingency, is, at the time as of which any determination is made, owned directly or indirectly by the Corporation.


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

         FIFTH: (1) The Board of Directors of the Corporation shall consist of such number of directors as is determined pursuant to the by-laws of the Corporation fixed from time to time by a vote of the majority of the directors then in office (such number is hereafter, "the authorized number").

                (2)  The Board of Directors shall consist of three classes:
Class A, Class B and Class C. The number of directors in each class (each of which classes shall have not less than one director) shall consist as nearly as may be possible, of one-third of the authorized number of directors.

                (3) At the first annual meeting of stockholders following the adoption of the provisions of this Article FIFTH as amended, Class A directors shall be elected for a one-year term, Class B directors for a two-year term and Class C directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. Notwithstanding the foregoing, in the event that, as a result of any change in the authorized number of directors, the number of directors in any class would differ from the number allocated to that class pursuant to Paragraph (2) of this Article FIFTH immediately prior to such change, the following rules shall apply:

         (i) Each director shall nevertheless continue as a director of the class of which he is a member until the earlier of the expiration of his current term or his earlier death, resignation or removal;

         (ii) At each subsequent election of directors, if the number of directors in the class whose term of office then expires is less than the number then allowed to that class, the number of directors then elected for membership in that class shall not be greater than the number of directors in that class whose term of office then expires, unless and to the extent that the aggregate number of directors then elected plus the number of directors in all classes then duly continuing in office does not exceed the then authorized number of directors of the Corporation;

         (iii) At each subsequent election of directors, if the number of directors in the class whose term of office then expires exceeds the number then allocated to that class, the Board of Directors shall designate one or more of the directorships then being elected as directorships of another class or classes in which the number of directors then serving is less than the number then allocated to such other class or classes;

         (iv) In the event of the death, resignation or removal of any director who is a member of a class in which the number of directors serving immediately preceding the creation of such vacancy exceeds the number then allocated to that class, the Board of Directors shall designate the vacancy thus created as a vacancy in another class in which the number of directors then serving is less than the number then allocated to such other class;

         (v) In the event of any increase in the authorized number of directors, the new directorships resulting from such increase shall be apportioned by the Board of Directors to such class or classes as shall, so far as possible, bring the composition of each of the classes into conformity with the provisions of Paragraph (2) of this Article FIFTH, as such provisions apply to the number of directors authorized immediately following such increase; and

         (vi) Designations of directorships or vacancies into other classes and apportionments of newly created directorships to classes by the Board of Directors under clauses (iii), (iv) and (v) of this Paragraph (3) shall, so far as possible, be effected so that the class whose term of office is due to expire next following such designation or apportionment shall contain the full number of directors then allocated to such class.

                 (4) Notwithstanding the provisions of this Article FIFTH, each director shall serve until his successor is elected and qualified or until his death, resignation or removal. No director may be removed at any time prior to his death or resignation or the expiration of his term of office without the affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of the Common Stock of the Corporation entitled to vote and voting separately as a class.

                 (5) Elections of directors need not be by ballot unless the by-laws of the Corporation so provide.


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

         SIXTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders; provided that the stockholders may act by written consent when express provision is made therefor in this Second Restated Certificate of Incorporation.

         SEVENTH: The affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of the Common Stock of the Corporation entitled to vote and voting separately as a class shall be required to approve

         (i) the issuance during any 24-month period of shares of the capital stock or other securities of the Corporation or securities convertible into or exchangeable for shares of its capital stock, or the grant of rights or options to subscribe for or to purchase shares of its capital stock or convertible or exchangeable securities, which shares would entitle the holders thereof to exercise five percent (5%) or more of the voting power of the Corporation in the election of directors immediately after the issuance at such shares,

         (ii) any merger, consolidation or other reorganization of the Corporation (whether for cash, securities or other property),

         (iii) any dissolution, liquidation or winding up of the Corporation, or

         (iv) any sale or disposition of any substantial portion of the assets of the Corporation;

provided, however, that the foregoing provisions shall not apply to (1x) any such transaction which is approved by resolution of the Board of Directors by a vote of two-thirds (2/3rds) of the directors then in office.

The stockholder vote, if any, required for any transaction of the type described in clause (x) of the preceding sentence or any transaction not of the type described in this Article SEVENTH shall be such as may be required by applicable law. For purposes of this Second Restated Certificate of Incorporation, "control" with respect to any person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

         EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered, without the assent or vote of the stockholders, to make, alter, amend and repeal the by-laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or this Second Restated Certificate of Incorporation.

         NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of ss.291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of ss.279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

         TENTH: From time to time any of the provisions of this Second Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at that time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Second Restated Certificate of Incorporation are granted subject to the provisions of said laws; however, the provisions of Articles FIFTH, SIXTH and SEVENTH, and the provisions of this Article TENTH may not be amended, altered or repealed without the affirmative vote of the holders of record of two-thirds (2/3rds) of the outstanding Common Stock of the Corporation entitled to vote and voting separately as a class.


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

         ELEVENTH: The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it has the power to indemnify pursuant thereto.

         TWELFTH: No director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of any director

               (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders,

               (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

               (iii) underss.174 of the General  Corporation  Law of the State of Delaware, or

               (iv) for any transaction from which such director derived an improper personal benefit.


                  IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Second Restated Certificate of Incorporation to be signed by its officer thereunto duly authorized as of the 7th day of June, 2001.


                                          JANUS HOTELS AND RESORTS, INC.


                                          By:  /s/Louis S. Beck
                                                   Louis S. Beck
                                                   Chairman of the Board and
                                                   Chief Executive Officer



























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